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                                                               EXHIBIT (a)(1)(v)

                         FORM OF CONFIRMATION OF RECEIPT
                      OF ELECTION FORM, WARRANT CERTIFICATE
                               AND EXERCISE PRICE

         This communication confirms our receipt of: (i) your Election Form (which sets forth your election to exchange an exercise price and your outstanding Warrants in exchange for common shares and New Warrants); (ii) your Exercise Price of $_______; and (iii) the warrant certificate representing your warrants that are eligible for exchange. This communication does not serve as our formal acceptance of the Exercise Price and Warrants designated on your Election Form for cancellation per the terms and conditions of the Offer to Exchange an Exercise Price and certain Outstanding Warrants for Common Shares and New Warrants dated July 9, 2003 (the "Offer") previously distributed to you and filed with the Securities and Exchange Commission. A formal notice of the acceptance/rejection of your Warrants will be sent to you promptly after the expiration of the Offer, which is currently scheduled to occur at 5:00 p.m., Mountain Time, on August 6, 2003 (the "Expiration Date").

         Your election to exchange your Exercise Price and Warrants may be withdrawn at any time prior to the Expiration Date. To withdraw your election, you must submit a Notice to Withdraw from the Offer prior to the Expiration Date per the procedures set forth in the Offer.

         If you have any questions regarding this information, contact:

                       CANYON RESOURCES CORPORATION
                       Attention:  Richard H. De Voto
                       14142 Denver West Parkway, Suite 250
                       Golden, Colorado  80401
                       Telephone:   303/278-8464
                       Fax:         303/279-3772




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